                                                                       EXHIBIT 2
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                    ---------------------------------------
                          AGREEMENT AND PLAN OF MERGER
                    ---------------------------------------

                                     AMONG

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                             SNTL ACQUISITION CORP.

                                      AND

                          PAC RIM HOLDING CORPORATION




                         Dated as of February 17, 1997,

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
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE 1 - THE MERGER    . . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.2   The Closing   . . . . . . . . . . . . . . . . . . . . . . . .  1
        1.3   Effective Time  . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2 - CERTIFICATE OF INCORPORATION AND BYLAWS
            OF THE SURVIVING CORPORATION  . . . . . . . . . . . . . . . . .  2
        2.1   Certificate of Incorporation  . . . . . . . . . . . . . . . .  2
        2.2   Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 3 - DIRECTORS AND OFFICERS OF THE SURVIVING
            CORPORATION   . . . . . . . . . . . . . . . . . . . . . . . . .  2
        3.1   Directors   . . . . . . . . . . . . . . . . . . . . . . . . .  2
        3.2   Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 4 - CONVERSION OF PAC RIM COMMON STOCK
            AND OPTIONS; DEBENTURES AND WARRANTS  . . . . . . . . . . . . .  3
        4.1   Conversion of Pac Rim Common Stock  . . . . . . . . . . . . .  3
        4.2   Convertible Debentures  . . . . . . . . . . . . . . . . . . .  3
        4.3   Options   . . . . . . . . . . . . . . . . . . . . . . . . . .  3
        4.4   Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
        4.5   Definitions   . . . . . . . . . . . . . . . . . . . . . . . .  4
        4.6   Exchange of Certificates Representing
              Pac Rim Common Stock  . . . . . . . . . . . . . . . . . . . .  5
        4.7   Dissenting Shares   . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PAC RIM   . . . . . . . . . .  7
        5.1   Existence; Good Standing; Corporate Authority;
              Compliance With Law   . . . . . . . . . . . . . . . . . . . .  7
        5.2   Authorization, Validity and Effect of Agreements  . . . . . .  8
        5.3   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .  8
        5.4   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .  9
        5.5   Other Interests   . . . . . . . . . . . . . . . . . . . . .   10
        5.6   No Violation  . . . . . . . . . . . . . . . . . . . . . . .   10
        5.7   SEC Documents   . . . . . . . . . . . . . . . . . . . . . .   11
        5.8   Litigation  . . . . . . . . . . . . . . . . . . . . . . . .   12
        5.9   Absence of Certain Changes  . . . . . . . . . . . . . . . .   12
        5.10  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . .   13
        5.11  Certain Employee Plans  . . . . . . . . . . . . . . . . . .   15
        5.12  Labor Matters   . . . . . . . . . . . . . . . . . . . . . .   16
        5.13  No Brokers  . . . . . . . . . . . . . . . . . . . . . . . .   16
        5.14  Fairness Opinion  . . . . . . . . . . . . . . . . . . . . .   16
        5.15  Liens   . . . . . . . . . . . . . . . . . . . . . . . . . .   17
        5.16  Leased Real Property  . . . . . . . . . . . . . . . . . . .   17
        5.17  Environment Matters   . . . . . . . . . . . . . . . . . . .   17
        5.18  Intellectual Property   . . . . . . . . . . . . . . . . . .   18
        5.19  Powers of Attorney; Guarantees  . . . . . . . . . . . . . .   18
        5.20  Related Party Transactions  . . . . . . . . . . . . . . . .   18
        5.21  Information in Proxy Statements . . . . . . . . . . . . . .   19

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT
            AND MERGER SUB    . . . . . . . . . . . . . . . . . . . . . .   19
      6.1   Existence; Good Standing; Corporate Authority;
            Compliance With Law   . . . . . . . . . . . . . . . . . . . .   19
      6.2   Authorization, Validity and Effect of Agreements  . . . . . .   19
      6.3   No Violation  . . . . . . . . . . . . . . . . . . . . . . . .   19
      6.4   Interim Operations of Merger Sub  . . . . . . . . . . . . . .   20
      6.5   Financing   . . . . . . . . . . . . . . . . . . . . . . . . .   20
      6.6   No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   20
      6.7   Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . .   21
      6.8   Surviving Corporation After the Merger  . . . . . . . . . . .   21
      6.9   No Ownership of Company Capital Stock   . . . . . . . . . . .   21
      6.10  Information in Proxy Statement    . . . . . . . . . . . . . .   21

ARTICLE 7 - COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .   22
      7.1   Acquisition Proposals   . . . . . . . . . . . . . . . . . . .   22
      7.2   Conduct of Businesses   . . . . . . . . . . . . . . . . . . .   23
      7.3   Meeting of Stockholders   . . . . . . . . . . . . . . . . . .   26
      7.4   Filings; Other Action   . . . . . . . . . . . . . . . . . . .   26
      7.5   Inspection of Records; Access   . . . . . . . . . . . . . . .   27
      7.6   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . .   28
      7.7   Proxy Statement   . . . . . . . . . . . . . . . . . . . . . .   28
      7.8   Further Action  . . . . . . . . . . . . . . . . . . . . . . .   28
      7.9   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      7.10  Indemnification and Insurance   . . . . . . . . . . . . . . .   28
      7.11  Certain Benefits.   . . . . . . . . . . . . . . . . . . . . .   30
      7.12  Restructuring of Merger   . . . . . . . . . . . . . . . . . .   32
      7.13  Additional Agreements; Best Efforts   . . . . . . . . . . . .   32
      7.14  Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 8 - CONDITIONS    . . . . . . . . . . . . . . . . . . . . . . . .   32
      8.1   Conditions of Each Party's Obligation to Effect
            the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .   32
      8.2   Conditions to Obligations of Pac Rim to Effect the
            Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      8.3   Conditions to Obligation of Parent and Merger Sub to
            Effect the Merger   . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE 9 - TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . .   35
      9.1   Termination by Mutual Consent   . . . . . . . . . . . . . . .   35
      9.2   Termination by Either Parent or Pac Rim   . . . . . . . . . .   35
      9.3   Termination by Pac Rim  . . . . . . . . . . . . . . . . . . .   36
      9.4   Termination by Parent   . . . . . . . . . . . . . . . . . . .   36
      9.5   Effect of Termination and Abandonment   . . . . . . . . . . .   36
      9.6   Extension; Waiver   . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE 10 - LIQUIDATED DAMAGES AND BREAKUP FEE   . . . . . . . . . . . .   37
      10.1  Payment of Liquidated Damages by Parent   . . . . . . . . . .   37
      10.2  Payment of Liquidated Damages by Pac Rim  . . . . . . . . . .   37
      10.3  Payment of Breakup Fee By Pac Rim   . . . . . . . . . . . . .   37

ARTICLE 11 - GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . .   38
      11.1  Nonsurvival of Representations, Warranties and
            Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .   38

      11.2  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      11.3  Assignment; Binding Effect; Benefit   . . . . . . . . . . . .   39
      11.4  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   39
      11.5  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . .   39
      11.6  Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   40
      11.7  Venue   . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      11.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   40
      11.9  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      11.10 Interpretation  . . . . . . . . . . . . . . . . . . . . . . .   40
      11.11 Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      11.12 Incorporation of Exhibits   . . . . . . . . . . . . . . . . .   40
      11.13 Severability  . . . . . . . . . . . . . . . . . . . . . . . .   40
      11.14 Enforcement of Agreement  . . . . . . . . . . . . . . . . . .   41
      11.15 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   41
      11.16 Material Adverse Effect   . . . . . . . . . . . . . . . . . .   41
      11.17 Attorney's Fees   . . . . . . . . . . . . . . . . . . . . . .   42
      11.18 Performance by Merger Sub . . . . . . . . . . . . . . . . . .   42
      11.19 Prior Agreement   . . . . . . . . . . . . . . . . . . . . . . . 42

SCHEDULE 7.11(e) Severance Program  . . . . . . . . . . . . . . . . . . .   44
      Exhibit A Certificate of Incorporation of SNTL
      Acquisition Corporation   . . . . . . . . . . . . . . . . . . . . . . 46
      Exhibit B Bylaws of SNTL Acquisition Corp.  . . . . . . . . . . . . . 47
      Exhibit C Series A Convertible Debentures and Series
       1, 2 and 3 Detachable Warrant Purchase Agreement . . . . . . . . . . 48
      Exhibit D Option  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      Exhibit E Series 3 Warrant Surrender Agreement  . . . . . . . . . . . 50
      Exhibit F Executed Insurance Partners Stock
       Purchase Agreement   . . . . . . . . . . . . . . . . . . . . . . . . 51
      Exhibit G Voting Agreement  . . . . . . . . . . . . . . . . . . . . . 52
      Exhibit H Compensation Plan for Senior Management Plan  . . . . . . . 53
      Exhibit I Stanley Braun Employment Agreement and
      Amendments Thereto  . . . . . . . . . . . . . . . . . . . . . . . . . 54

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of February 17, 1997 (the "Effective Date"), by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Parent"), SNTL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), with reference to the following recitals:

                                R E C I T A L S

         A. The Boards of Directors of Parent and Pac Rim each have determined that a business combination between Parent and Pac Rim is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         B. Parent, Merger Sub and Pac Rim entered into that certain Agreement and Plan of Merger dated as of September 17, 1996 (the "Prior Agreement"). Parent, Merger Sub and Pac Rim desire to amend and restate the Prior Agreement in accordance with the terms hereof.

         C. Parent, Merger Sub and Pac Rim desire to make certain representations, warranties, covenants and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Pac Rim in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Pac Rim shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Riordan & McKinzie, 300 South Grand Avenue, 29th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in

Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and Pac Rim may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3  Effective Time.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub (a copy of which is attached hereto as Exhibit A) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of Merger Sub (a copy of which is attached hereto as Exhibit B) in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 4

                     CONVERSION OF PAC RIM COMMON STOCK AND
                        OPTIONS; DEBENTURES AND WARRANTS

         4.1 Conversion of Pac Rim Common Stock. (a) At the Effective Time, each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

         (b) At the Effective Time, each share of the common stock, $0.01 par value, of Pac Rim (the "Pac Rim Common Stock") issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of the "Merger Price Per Share" (as defined in Section 4.5(c) hereof), without interest except for that certain interest payable under Section 9.2 hereof, which interest shall be distributed pro rata on a per share basis.

         (c) As a result of the merger and without any action on the part of the holders thereof, all shares of Pac Rim Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Pac Rim Common Stock shall thereafter cease to have any rights with respect to such shares of Pac Rim Common Stock, except the right to receive the merger price per share upon the surrender of such certificate.

         (d) Each share of Pac Rim Common Stock issued and held in Pac Rim's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

         4.2 Convertible Debentures. At the Effective Time and in accordance with the terms of that certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement dated as of September 17, 1996 and that certain First Amendment to Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith, copies of which are attached hereto as Exhibit C (collectively, the "Purchase Agreement"), the holders of the Convertible Debentures (as defined in Section 5.3 hereof) shall be entitled to receive the aggregate consideration of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) (the "Debenture Consideration").

         4.3 Options. At the Effective Time, each holder of a then outstanding "In The Money Option" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock under the Pac Rim Holding Corporation 1987 Stock Option Plan (the "1987 Plan") and the Pac Rim Holding Corporation 1988 Stock Option Plan (the "1988 Plan") (the 1987 Plan and 1988 Plan, collectively, the "Pac Rim Stock Option Plans") shall, in settlement thereof, receive from Pac Rim for each share of Pac Rim Common Stock subject to such option an amount (subject to applicable withholding tax) in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such option as of the Effective Time, multiplied by the total number of shares of Pac Rim Common Stock issuable upon the exercise of such option (such amount being hereinafter referred to as the "Option Consideration"). At the Effective Time, each In The Money Option shall be cancelled and converted into the right to receive the Option Consideration. The surrender of an In The Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. Each "Out Of The Money Option" (as defined in Section 4.5(e) hereof) shall be cancelled without consideration.

         4.4 Warrants. At the Effective Time, each holder of a then outstanding "In The Money Warrant" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock pursuant to the terms of the Debenture/Warrant Agreement (as defined in Section 5.3 hereof) shall, in settlement thereof and pursuant to the terms of the Purchase Agreement, receive from Pac Rim for each share of Pac Rim Common Stock subject to such warrant an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such warrant as of the Effective Time (after adjustment of the exercise or strike price, if applicable, under the Debenture/Warrant Agreement, which adjustments have been finalized), multiplied by the total number of shares issuable upon the exercise of such warrant (such amount being hereinafter referred to as the "Warrant Consideration"). At the Effective Time, each In The Money Warrant shall be cancelled and converted into the right to receive the Warrant Consideration. The surrender of a warrant shall be deemed a release of any and all rights the holder had or may have had in respect of such warrant. Each Out Of The Money Warrant (as defined in Section 4.5(f) hereof) shall be cancelled without consideration.

         4.5 Definitions. The following terms shall, when used in this Agreement, have the following meanings:

         (a) "In The Money Option" means an option issued under the Pac Rim Stock Option Plans whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

         (b) "In The Money Warrant" means a warrant issued pursuant to the Debenture/Warrant Agreement (as defined in Section 5.3 hereof) whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

         (c) "Merger Price Per Share" is $22,021,032 (the "Purchase Price") plus the aggregate exercise price for the In The Money Options and In The Money Warrants divided by the "Deemed Number of Shares" (as defined in Section 4.5(d) hereof). The Merger Price Per Share" shall be rounded to the nearest $0.0025. In no event will the Merger Price Per Share cause the amounts calculated pursuant to Sections 4.1, 4.2, 4.3 and 4.4 hereof to exceed $42,021,032 in the aggregate, subject to the effect of rounding discussed in the preceding sentence.

         (d) "Deemed Number of Shares" is the actual number of outstanding shares of Pac Rim Common Stock as of the Effective Time plus the total number of shares of Pac Rim Common Stock that would be issued upon exercising all of the In The Money Options and In The Money Warrants outstanding as of the Effective Time.

         (e) "Out Of The Money Options" means all options issued under the Pac Rim Stock Option Plans that are not In The Money Options.

         (f) "Out Of The Money Warrants" means all warrants issued under the Debenture/Purchase Agreement that are not In The Money Warrants.

         4.6  Exchange of Certificates Representing Pac Rim Common Stock.

         (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be Parent's paying and transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Pac Rim Common Stock and to settle the In The Money Options, for payment in accordance with this Article 4, $22,021,032 less the Warrant Consideration, and any amounts attributable to the Dissenting Shares (as hereinafter defined), such amount being hereinafter referred to as the "Exchange Fund", to be paid pursuant to this Section 4.6 in exchange for outstanding shares of Pac Rim Common Stock and pursuant to Section 4.3 upon settlement of the In The Money Options.

         (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Price Per Share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Pac Rim Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pac Rim Common Stock which is not registered in the transfer records of Pac Rim, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such Pac Rim Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Pac Rim of the shares of Pac Rim Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

         (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Pac Rim nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Pac Rim who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Purchase Price in respect of each share of Pac Rim Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (e) None of Parent, Pac Rim, the Exchange Agent or any other person shall be liable to any former holder of shares of Pac Rim Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Price Per Share as provided in Section 4.6(a), deliverable in respect thereof pursuant to this Agreement.

         4.7  Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Pac Rim Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Merger Price Per Share hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Price Per Share in accordance with this
Article 4, without interest.  Notwithstanding anything contained in this
Section 4.7, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of Pac Rim revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall be the only obligor with respect to and shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

         (b) Pac Rim shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by Pac Rim and any other related instruments served pursuant to the DGCL and received by Pac Rim, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pac Rim shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM

         Except as set forth in the disclosure letter delivered by or on behalf of Pac Rim to Parent at or prior to the execution hereof in form and substance satisfactory to Parent (the "Pac Rim Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Pac Rim represents and warrants to Parent as of the date of this Agreement as follows:

         5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Pac Rim is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pac Rim is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Pac Rim has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Pac Rim's "Subsidiaries" (as defined in Section 11.15 hereof) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The Pac Rim Disclosure Letter sets forth the states in which Pac Rim and its Subsidiaries are incorporated and licensed or qualified to do business. Neither Pac Rim nor any of its

Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal. Neither Pac Rim nor any of its Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which Pac Rim or any Pac Rim Subsidiary or any of their respective properties or assets is subject. Pac Rim and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Pac Rim's Certificate of Incorporation and Bylaws previously delivered to Parent are true and correct.

         5.2  Authorization, Validity and Effect of Agreements.

         (a) Pac Rim has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least seventy percent (70%) in the aggregate of (i) the issued and outstanding shares of Pac Rim Common Stock and (ii) the number of shares of Pac Rim Common Stock into which the outstanding Convertible Debentures (as hereinafter defined) may be converted, voting together, the consummation by Pac Rim of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Pac Rim, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) The provisions of Section 203 of the DGCL do not apply to Pac Rim's obligations under the transactions contemplated by this Agreement.

         5.3 Capitalization. The authorized capital stock of Pac Rim consists of 35,000,000 shares of Pac Rim Common Stock, and 500,000 shares of preferred stock (the "Pac Rim Preferred Stock"). As of December 31, 1996, there were 9,528,200 shares of Pac Rim Common Stock issued and outstanding and no shares of Pac Rim Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Pac Rim have been issued, except pursuant to the Pac Rim Stock Option Plans. All options outstanding under the Pac Rim Stock Option Plans and the exercise price and vesting status thereof (assuming a Closing occurs) are set forth in Exhibit D. In addition, pursuant to the terms of that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the "Debenture/Warrant Agreement"), Pac Rim has issued and outstanding (i) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) aggregate amount of its eight percent (8%) Series A Convertible Debentures (the "Convertible Debentures"); (ii) 1,500,000 detachable warrants each exercisable at the price of $2.50 for one share of Pac Rim Common Stock (the "Series 1 Warrants"), which, following all adjustments required under the Debenture/Warrant Agreement, will be exercisable at the Effective Time for $0.83 per share of Pac Rim

Common Stock; (iii) 1,500,000 detachable warrants each exercisable at the price of $3.00 for one share of Pac Rim Common Stock (the "Series 2 Warrants"); and
(iv) 800,000 detachable warrants each exercisable at the price of $3.50 for one share of Pac Rim Common Stock (the "Series 3 Warrants"). The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be referred to, collectively, as the "Warrants." The Series 3 Detachable Warrant Surrender Agreement dated as of September 17, 1996 and the First Amendment to Series 3 Detachable Warrant Surrender Agreement of even date herewith, both of which are attached hereto as Exhibit E (collectively, the "Surrender Agreement"), and the Purchase Agreement will transfer, if consummated, title to all the outstanding Warrants and Convertible Debentures.

         Except as set forth above, Pac Rim has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pac Rim on any matter. All such issued and outstanding shares of Pac Rim Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Pac Rim or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Pac Rim or any of its Subsidiaries. As of December 31, 1996, 12,487,730 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with options outstanding under the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants; since that date, no options have been granted under the Pac Rim Stock Option Plans, no new option plans have been authorized or adopted and no new warrants or convertible debentures with respect to the Common Stock have been issued. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Pac Rim or the Surviving Corporation pursuant to any Pac Rim Benefit Plans (as defined in Section 5.11). There are no outstanding obligations of Pac Rim or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Pac Rim Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pac Rim. No shares of Pac Rim Common Stock are held in the Pac Rim Benefit Plans.

         5.4 Subsidiaries. Pac Rim owns directly or indirectly each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries. Each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pac Rim free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of Pac Rim is set forth in the Pac Rim Disclosure Letter:
(i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         5.5 Other Interests. Except for interests in the Pac Rim Subsidiaries and The Pacific Rim Assurance Company's (the "Assurance Company") interest in its wholly-owned subsidiary, Regional Benefits Insurance Services, Inc., a California corporation, neither Pac Rim nor any Pac Rim Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

         5.6 No Violation. Neither the execution and delivery by Pac Rim of this Agreement nor the consummation by Pac Rim of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of Pac Rim or its Subsidiaries; (ii) except as disclosed in the Pac Rim Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of its existing Pac Rim Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of Pac Rim or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Pac Rim or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pac Rim or any of its Subsidiaries is a party, or by which Pac Rim or any of its Subsidiaries or any of their properties is bound or affected; (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Pac Rim or any of its Subsidiaries or any of their respective properties or assets; or (v) other than the filings provided for in
Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state insurance law (including California Insurance Code Sections 1215 et seq.), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

         5.7 SEC Documents; Preliminary Documents. (a) Pac Rim has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, June 30, and September 30, 1996, and (iii) its Proxy Statements for the Annual Meeting of Stockholders held in 1994, 1995 and on July 10, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Pac Rim Reports"), which constitute all such Reports that were required to be filed during such period. As of their respective dates, the Pac Rim Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including the related notes and schedules) and the Preliminary Documents (as defined in Section 5.7(b) hereof) fairly presents the consolidated financial position of Pac Rim and the Pac Rim Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Pac Rim and the Pac Rim Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. To the knowledge of Pac Rim and its Subsidiaries and except as qualified in the Pac Rim Disclosure Letter, the financial statements of Assurance Company fairly present the financial condition, results of operations, retained earnings and cash flows of Assurance Company in accordance with Statutory Accounting Principles, except as may be noted therein. Except as provided in Section 5.7(b) hereof and reflected or reserved against or disclosed in the financial statements of Pac Rim (and the notes thereto) included in the Pac Rim Reports and the Preliminary Documents and incurred subsequent to December 31, 1996 in the ordinary course of business consistent with past practice, neither Pac Rim nor any of its Subsidiaries has any liabilities, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet (or the notes thereto) under GAAP. Except as described in the Pac Rim Disclosure Letter, since December 31, 1996, neither Pac Rim nor any Subsidiary of Pac Rim has incurred any liabilities other than liabilities which have been incurred in the ordinary course of business consistent with past practice.

         (b) Pac Rim has delivered to Parent its Preliminary Draft and Unadjusted Balance Sheet as of December 31, 1996 and Statement of Operations for the year ended December 31, 1996, both of which do not reflect the effect of any increase in loss and loss adjustment expenses of Assurance Company (collectively, the "Preliminary Documents"). Prior to the issuance of Assurance Company's financial statements for the year ended December 31, 1996, Assurance Company will recognize additional reserve strengthening of approximately $12 million for 1995 and prior accident years.

         5.8 Litigation. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof and as otherwise set forth in this
Section 5.8, neither Pac Rim nor its Subsidiaries have been notified that any governmental investigations are being conducted with respect to their respective properties, assets, permits or licenses, and there are no actions, suits or proceedings pending against Pac Rim or the Pac Rim Subsidiaries or, to the knowledge of Pac Rim, threatened against Pac Rim or the Pac Rim Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof, neither Pac Rim nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which would prevent or delay the consummation of the transactions contemplated hereby. The California Department of Insurance (the "California Department") is currently conducting a triennial examination of the Assurance Company and the Assurance Company was named as a defendant in the following actions: (1) NPI Medical Group, et al. v. State Compensation Insurance Fund, et al., Case No. BC 116099, Superior Court of the State of California, Los Angeles County; and (2) FWHC Medical Group, et al. v. State Compensation Insurance Fund, et al, Case No. BC 089361, Superior Court of the State of California, Los Angeles County.

         5.9 Absence of Certain Changes. Since December 31, 1996, each of Pac Rim and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to Pac Rim and its Subsidiaries, excluding changes due to general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or other acquisition by Pac Rim or its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, Pac Rim or any of its Subsidiaries, (iii) any change in its accounting principles, practices or methods or (iv) any event or changes or action taken which would constitute a breach of Section 7.2 of this Agreement if it had occurred or been taken after the date hereof; provided, however, this
Section 5.9(iv) shall not apply to subsections (c) or (e) of Section 7.2.

         5.10  Taxes.

         (a)  Filing of Tax Returns.  Pac Rim (including, for purposes of this
Section 5.10, each of its Subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns and other tax-related information) in respect of Taxes (as such term is defined in Section 5.10(e)) required to be filed through the date hereof. Such returns and information filed are, to the knowledge of Pac Rim, complete, correct and accurate in all respects. Pac Rim has delivered to Parent complete and accurate copies of all of Pac Rim's federal, state and local Tax returns filed for its taxable years ended 1991 through 1995. Pac Rim has not filed any federal, state or local tax returns for its taxable year ended December 31, 1996, or delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable year.

         (b) Payment of Taxes. All Taxes for which Pac Rim is shown as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with GAAP applied on a consistent basis and in accordance with Pac Rim's past custom and practice) has been established therefor, and Pac Rim has no liability (whether or not due and payable) for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Pac Rim has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority. Pac Rim had, as of December 31, 1995, a net operating loss carryover of $2,676,000 for federal income tax purposes (the "NOL").

         (c)  Audit History.  Except as set forth in the Pac Rim Disclosure
Letter:

                 (i) No deficiencies for Taxes or adjustments to the NOL of Pac Rim have been claimed, proposed or assessed by any taxing or other governmental authority.

                 (ii) There are no pending or, to the best of Pac Rim's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Pac Rim, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of Pac Rim.

                 (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

                 (iv) Pac Rim has not been notified in writing that any taxing or other governmental authority intends to audit a return for any other period.

                 (v) No extension of a statute of limitations relating to Taxes is in effect with respect to Pac Rim.

         (d)  Tax Elections.  Except as set forth in the Pac Rim Disclosure
Letter:

                 (i) There are no material elections with respect to Taxes affecting Pac Rim.

                 (ii) Pac Rim has not made an election and is not required to treat any asset of Pac Rim as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any comparable state or local income Tax or other Tax provision.

                 (iii) Pac Rim is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

                 (iv) Pac Rim has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have
         Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

         (e) Additional Tax Representations. Except as set forth in the Pac Rim Disclosure Letter:

                 (i) There are no liens for Taxes (other than for Taxes not yet delinquent upon the assets of Pac Rim).

                 (ii) Pac Rim has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has Pac Rim or any present or former Subsidiary of Pac Rim, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

                 (iii) Pac Rim has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

                 (iv) Pac Rim is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or would require payment of any amount as to which a deduction may be denied under
         Section 162(m) of the Code.

                 (v) Pac Rim is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

                 (vi) Pac Rim has prepared and made available to Parent all of Pac Rim's books and working papers that clearly demonstrate the income and activities of Pac Rim for the last full reporting period ending prior to the date hereof.

                 (vii) Pac Rim has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section
         897(c)(1)(A)(ii).

         (f) Definition of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which Pac Rim may be liable.

         5.11  Certain Employee Plans.

         (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Pac Rim or any of its Subsidiaries (all the foregoing being herein called the "Pac Rim Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Pac Rim or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Pac Rim or any of its Subsidiaries could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA or any other applicable law.

         (b) With respect to the Pac Rim Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with GAAP, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Pac Rim or any of its Subsidiaries. Pac Rim has not been nor is it currently obligated under any multi-employer plans as defined in ERISA.

         (c) Except as required by applicable law, neither Pac Rim nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

         (d)  Except for changes due to increases in the length of employment,
Schedule 5.11(d) of the Pac Rim Disclosure Letter lists the employees of Pac Rim and its Subsidiaries who are eligible for severance benefits and the amounts that would be due such employees if they were terminated as of February 7, 1997.

         5.12  Labor Matters.

         (a) Neither Pac Rim nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Pac Rim, threatened against Pac Rim or its Subsidiaries relating to their business. To the knowledge of Pac Rim, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pac Rim or any of its Subsidiaries.

         (b) Pac Rim has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees or arrangements with respect to compensation of the employees of Pac Rim and its Subsidiaries (the "Compensation Arrangements") and, to the extent required by applicable regulation, all Compensation Arrangements are described in the Pac Rim Reports.

         5.13 No Brokers. Pac Rim has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pac Rim has retained Salomon Brothers Inc ("Salomon"), whose fees and expenses will be paid by Pac Rim, as its financial advisor to render a fairness opinion with respect to the Purchase Price, which arrangement has been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangement, Pac Rim is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

         5.14 Fairness Opinion. Pac Rim has received the opinion of Salomon to the effect that the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

         5.15 Liens. Other than liens, mortgages, security interests, pledges and encumbrances which do not materially interfere with Pac Rim's or any of its Subsidiaries' use and enjoyment of their property or assets or diminish or detract from the value thereof, neither Pac Rim nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

         5.16 Leased Real Property. Neither Pac Rim nor any Subsidiary owns any real property. The Pac Rim Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, Pac Rim or any of its Subsidiaries has the right to occupy space. Pac Rim has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and leases pursuant to which Pac Rim or any of its Subsidiaries leases personal property from others are valid, binding and enforceable in accordance with their terms; neither Pac Rim nor any Subsidiary has received notice of any default by Pac Rim or any Subsidiary under any Real Property Lease; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by any party to the Real Property Leases.

         5.17 Environmental Matters. Attached to the Pac Rim Disclosure Letter are copies of all environmental audits or other studies or reports that Pac Rim has in its possession, which were prepared by third parties to assess Hazardous Material (as hereinafter defined) risks at any site or facility owned or leased presently or within the last three (3) years by Pac Rim or any of its Subsidiaries (a "Site"). Pac Rim and each of its Subsidiaries is in compliance with all, and has no liability under, any Environmental Laws (as defined below). Neither Pac Rim nor any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such Environmental Laws either now or any time during the past three (3) years. There are no facts or circumstances which Pac Rim reasonably expects could form the basis for the assertion of any Claim (as defined below) against Pac Rim or any of its Subsidiaries relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Environmental Laws.

         For purposes of this Section 5.17, the following terms shall have the following meanings:

         (a) "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any typeand all other materials now or hereafter defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmental Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. \9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C. \6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. \1801 et seq.; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

         (b) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Pac Rim or any of its Subsidiaries.

         5.18 Intellectual Property. The Pac Rim Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by Pac Rim and its Subsidiaries as of the date hereof. To Pac Rim's best knowledge, Pac Rim or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of Pac Rim and its Subsidiaries. Neither Pac Rim nor any of its Subsidiaries have received any written claims by any person, and neither Pac Rim nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by Pac Rim or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Pac Rim or any Subsidiary is a party.

         5.19 Powers of Attorney; Guarantees. Neither Pac Rim nor any of its Subsidiaries has any power of attorney outstanding, nor any liability as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business) or co-maker in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of Pac Rim), partnership, joint venture, association, organization or other entity.

         5.20 Related Party Transactions. No director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in rule 12b-2 under the Exchange Act) of Pac Rim or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Pac Rim or any of its Subsidiaries; (ii) except as disclosed in Pac Rim's Proxy

Statement for its 1996 annual meeting, owns, directly or indirectly, any interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Pac Rim or any of its Subsidiaries, (y) engaged in a business related to the business of Pac Rim or any of its Subsidiaries or (z) participating in any transaction to which Pac Rim or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with Pac Rim or any of its Subsidiaries.

         5.21 Information in Proxy Statement. None of the information supplied by Pac Rim or its Subsidiaries for inclusion or incorporation by reference in Parent's "Proxy Statement" (as hereinafter defined) for the special meeting of its stockholders to be called to consider the Stock Purchase Agreement referred to in Section 6.5 hereof will, at the date mailed to stockholders and at the time of the meeting of Parent's stockholders to be held in connection with the such Stock Purchase Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth in the disclosure letter delivered by or on behalf of Parent and Merger Sub to Pac Rim at or prior to the execution hereof in form and substance satisfactory to Pac Rim (the "Parent Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Parent and Merger Sub represent and warrant to Pac Rim as of the date of this Agreement as follows:

         6.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         6.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Stock Purchase Agreement described in
Section 6.5 hereof by the holders of a majority of the outstanding shares of Parent's common stock, the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3 No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its "Subsidiaries" (as defined in Section 11.15 hereof) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contact, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

         6.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         6.5 Financing. In obtaining the funds necessary to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, Parent has entered into a Stock Purchase Agreement dated as of September 17, 1996 (the "Stock Purchase Agreement") with Insurance Partners, L.P., a Delaware limited partnership ("IP") and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda") (IP and IP Bermuda, collectively, "Insurance Partners"), and the additional equity investors a party thereto, for the sale of shares of Parent's common stock, an executed copy of which is attached hereto as Exhibit F. At the Effective Time, Parent and the Merger Sub will have available all funds necessary (a) for the acquisition of all the Convertible Debentures and In The Money Warrants, (b) for the acquisition of all shares of Pac Rim Common Stock and In The Money Options pursuant to the Merger and (c) to perform their respective obligations under this Agreement.

         6.6 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), whose fees and expenses will be paid by Parent, as its financial advisor and to render a fairness opinion with respect to the sale of Parent's common stock pursuant to the Stock Purchase Agreement, which arrangement has been disclosed in writing to Pac Rim prior to the date hereof. Other than the foregoing arrangement, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         6.7 Fairness Opinion. Parent has a received the opinion of DLJ to the effect that the financing arrangements described in Sections 6.5 and 7.14 hereof are fair to Parent's stockholders from a financial point of view.

         6.8 Surviving Corporation After the Merger. Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

         6.9 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub own, directly or indirectly, more that five percent (5%) of Pac Rim Common Stock.

         6.10 Information in Proxy Statement. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Pac Rim's "Proxy Statement" (as hereinafter defined) for the special meeting of its stockholders to be called to consider the Merger will, at the date mailed to stockholders and at the time of the meeting of Pac Rim's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 7

                                   COVENANTS

         7.1 Acquisition Proposals. Prior to the Effective Time, Pac Rim agrees (a) that neither Pac Rim nor any of its Subsidiaries nor its or their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (except to the extent necessary to comply with fiduciary duties to stockholders as provided in this Section 7.1) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than forty percent (40%) of the assets or any equity securities of, Pac Rim or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will inform any individuals or entities with whom an Acquisition Proposal is currently being discussed or hereinafter making an Acquisition Proposal of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Pac Rim or its Subsidiaries; provided, however, that nothing contained in this Section 7.1 shall, prior to approval of the transaction described herein by the holders of Pac Rim Common Stock, prohibit the Board of Directors of Pac Rim from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, (A) such Acquisition Proposal is on terms that the Board of Directors of Pac Rim determines, with the assistance of its financial advisors, represents a financially superior transaction to the holders of Pac Rim Common Stock compared with the Merger, (B) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (C) the Board of Directors of Pac Rim determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pac Rim provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and furnishes Parent with the terms of and a copy of such Acquisition Proposal and (E) thereafter, Pac Rim keeps Parent informed of the status (and the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof) or (z) affect any other obligation of any party under this Agreement.

         7.2 Conduct of Businesses. From the date hereof to the Effective Time, except as set forth in the Pac Rim Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, Pac Rim and its Subsidiaries:

         (a) shall conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         (b) shall use their best commercial efforts to preserve intact their business organization and goodwill, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

         (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

         (d) shall not amend their Certificates of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

         (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), of Pac Rim's or any of its Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties,
(ii) any material litigation or material governmental complaints, investigations or hearings, or (iii) the breach in any respect of any representation or warranty or covenant contained herein;

         (f) shall timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC and promptly deliver to Parent true and correct copies of any report, statement or schedule filed by Pac Rim with the SEC subsequent to the date of this Agreement;

         (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from Pac Rim, (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $85,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs; provided, however, any such increases in annual base compensation shall not exceed five percent (5%) of such employees' current annual base compensation without the prior consent of Parent, which consent shall not be unreasonably withheld, or
(iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect, except for changes which may be required by applicable law;

         (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock for purposes other than satisfying its obligation to pay interest when due under the Debenture/Warrant Agreement; provided, however, on the Closing Date, Pac Rim shall pay all interest accrued but unpaid as of such date under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based Pac Rim Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

         (i) shall not acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, consistent with past practice;

         (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of Pac Rim; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Pac Rim and its Subsidiaries, taken as a whole; (iii) other than wholly-owned Subsidiaries of Pac Rim, make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of

Pac Rim or its Subsidiaries; (v) except for purchase money liens, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind of respect to such asset; or (vi) forgive any loans to officers, directors, employees or their affiliates and associates;

         (k) Except as provided in Section 7.1 hereof, enter into any commitment, contract or transaction outside the ordinary course of business consistent with past practices which would be material to Pac Rim and its Subsidiaries taken as a whole;

         (l) except as may be required as a result of a change in law or in GAAP shall not change any of the accounting principles or practices used by Pac Rim;

         (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Pac Rim and its Subsidiaries taken as a whole; (iii) without the prior consent of Parent, which consent shall not be unreasonably withheld, authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by Pac Rim's Board of Directors for capital expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

         (n) shall not make any tax election or settle or compromise any income tax liability material to Pac Rim and its Subsidiaries taken as a whole;

         (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of Pac Rim and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

         (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or


         (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of Pac Rim contained in this Agreement untrue and incorrect as of the date when made.

         7.3 Meeting of Stockholders. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each take all action necessary in accordance with applicable law and their Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws to convene a meeting of their stockholders as promptly as practicable to consider and vote upon the approval, in the case of Pac Rim, of this Agreement and the transactions contemplated hereby, and, in the case of Parent, the Stock Purchase Agreement in connection with the transaction contemplated hereby. The Boards of Directors of Pac Rim and Parent shall each recommend such approval and take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statements (as defined in Section 7.7); provided, however, that Pac Rim's Board of Directors' recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Pac Rim in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and consistent with Section 7.1 hereof. Following approval of this Agreement by Pac Rim's Board of Directors in connection with the vote of Pac Rim Common Stock, holders of the Convertible Debentures shall execute that certain Voting Agreement as of the date hereof, a copy of which will then be attached hereto as Exhibit G (the "Voting Agreement"). Pursuant to the terms thereof, the parties to the Voting Agreement shall agree to vote in favor of this Agreement and the Merger at a meeting of Pac Rim's stockholders.

         7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Pac Rim and Parent shall: (a) promptly, to the extent necessary, make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, third parties or governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and Pac Rim will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and Pac Rim will use its best efforts to resist or resolve such suit. Each of Parent and Pac Rim and will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust Laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and Pac Rim shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a Pac Rim Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and Pac Rim shall take all such necessary action. Within four (4) days following the date of this Agreement, Parent and Merger Sub shall make all necessary filings with state insurance regulatory authorities, including the filing with the California Department of a Form A Information Statement (the "Form A") pursuant to California Insurance Code Section 1215 et seq. or supplementing or amending the Form A that was filed with the California Department in connection with the Prior Agreement. Parent and Merger Sub shall use their respective best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. Pac Rim shall cooperate with Parent in connection with the preparation and filing of the Form A.

         7.5 Inspection of Records; Access. From the date hereof to the Effective Time, Pac Rim shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access, during normal business hours during the period prior to the Effective Time, to all employees, offices and other facilities and to the records and files, including claim files and litigation files, correspondence, audits and properties, to the accountants and auditors of Pac Rim and their work-papers, and to all information relating to commitments, contracts, titles and financial position (including, without limitation, results of operations and financial condition in fiscal year 1997), or otherwise pertaining to the business and affairs, of Pac Rim and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of Pac Rim in the execution of their employment duties during any visit to, or inspection of, Pac Rim's facilities or offices; provided, further, that with respect to the work-papers of Pac Rim's accountants and auditors, Parent's Representatives shall execute all necessary documents reasonably required and satisfy all conditions reasonably imposed by such accountants and auditors in order to obtain such documentation.

         7.6 Publicity. Pac Rim and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto; provided, however, without Pac Rim's prior written consent, any such press release or public statement by Parent shall not contain discussions concerning or references to the reserves or financial condition of Pac Rim or any of its Subsidiaries.

         7.7 Proxy Statement. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each promptly prepare and then file with the SEC their respective proxy statements with respect to the meetings of their respective stockholders as provided in Section 7.3 hereof (collectively, the "Proxy Statements"). Pac Rim and Parent shall each cause their respective Proxy Statements to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Pac Rim and Parent each agree that their respective Proxy Statements and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of Pac Rim or Parent, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         7.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         7.9 Expenses. Whether or not the Merger is consummated, except as provided in Article 10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.10  Indemnification and Insurance.

         (a) For a period of three (3) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law, which law shall be reflected in the Certificate of Incorporation and Bylaws (as amended or restated, as the case may be) of Pac Rim, and any indemnification agreement among Pac Rim, its Subsidiaries and their respective officers and directors (whether current or former) (such Certificate of Incorporation, Bylaws and indemnification agreements, collectively, the "Indemnification Documents") and each person who is now, or has been at any time prior to the date hereof, an officer or director of Pac Rim (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses to which they are indemnified under the Indemnification Documents, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger. In the event of any indemnifiable claim, action, suit, proceeding or investigation, the Indemnified Party shall promptly notify the Surviving Corporation thereof (the failure to give notice, however, shall not relieve the Surviving Corporation of its duty to indemnify the Indemnified Party unless the failure to give notice causes the Surviving Corporation to be unable to assume the defense of such claim, action, suit, proceeding or investigation reasonably promptly or otherwise prejudices the Surviving Corporation). Upon receipt of notice (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense thereof or counsel for the Indemnified Party advises in writing that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements or other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or beyond the scope of this Agreement.

         (b) For a period of three (3) years from and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

         (c) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Pac Rim and its Subsidiaries' existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, for a period of three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Parent for its officers and directors.

         (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

         (e) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         7.11  Certain Benefits.

         (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Pac Rim Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all Pac Rim Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis following the Effective Time in any Pac Rim Benefit Plan in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all Pac Rim employees from and after the Effective Time credit for all service with Pac Rim and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by Pac Rim. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time to Pac Rim and its Subsidiaries' employees, Parent or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

         (b) Parent agrees to employ at the Effective Time all employees of Pac Rim and its Subsidiaries who are employed on the Closing Date, with all material terms of their employment at Pac Rim, under Parent's then-current employment practices and policies.

Such employment shall be at-will and Parent shall be under no obligation to continue to employ any such individuals.

         (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of Pac Rim and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

         (d) Notwithstanding the provisions of Section 7.11(a), at the Effective Time, Surviving Corporation shall perform its obligations as the surviving corporation of the Merger under:

                 (i) the "Pac Rim Holding Corporation and The Pacific Rim Assurance Company Compensation Plan For Senior Management" (the "SMT Plan") (a copy of which is attached hereto as Exhibit H);

                 (ii) Immediately following the Closing, Assurance Company shall make a contribution to its "401K Plan" in the amount of $200,000.00, which amount shall be for the benefit of all eligible plan participants of Assurance Company's 401K Plan who are employees of Assurance Company as of the Closing Date and such contributions shall be made in accordance with all applicable laws and regulations and the terms of the 401K Plan and the parties hereto shall take all necessary action to effect the intent and purpose of this Section 7.11(d)(ii) (the "401K Supplemental Program").

                 (iii) that certain Employment Agreement dated as of April 15, 1994 (the "Employment Agreement") by and among Pac Rim, Assurance Company and Stanley Braun ("Braun"), the Amendment to Employment Agreement dated as of March 27, 1995 (the "First Amendment") and the Second Amendment to Employment Agreement dated as of March 30, 1996 (the "Second Amendment") with respect thereto (copies of which are attached hereto as Exhibit I). The Employment Agreement, the First Amendment and the Second Amendment shall hereinafter be referred to, collectively, as the "Employment Documents." Parent and its Subsidiaries unconditionally guaranty the obligations of Pac Rim, Assurance Company, Surviving Corporation and any successors to any of them (each, an "Employer") under the Employment Documents. If any Employer breaches any of its obligations or otherwise fails to perform under the Employment Documents, Parent and its Subsidiaries unconditionally promises to perform such obligations. Upon a change in control of more than fifty-one percent (51%) of Parent's voting securities, whether effected by reorganization, consolidation, merger, sale or otherwise, all amounts unpaid (including amounts for services or obligations to be performed after the change of control date) to Braun under the Employment Documents shall be accelerated and immediately due and payable to Braun on the date of such change in control (excepting the proposed sale of Parent's common stock to Insurance Partners, L.P. previously announced). Braun shall be a third party beneficiary with respect to the immediately preceding sentence.

         On and following the Closing Date and for a period of one (1) year thereafter, neither Parent nor the Surviving Corporation shall, without the prior written consent of each of the respective parties or participants thereto, amend or modify the terms of the SMT Plan, 1996 Incentive Plan or Severance Program (as defined in Section 7.11(e) hereof).

         (e) At the Closing, Pac Rim shall provide Parent with a list of all persons employed by Pac Rim and its Subsidiaries on the Closing Date (each, a "Pac Rim Employee" and, collectively, the "Pac Rim Employees"). In accordance with Pac Rim and its Subsidiaries' Severance Program, a copy of which is attached hereto as Schedule 7.11(e) (the "Severance Program"), Parent or Surviving Corporation, as appropriate, shall pay funds due thereunder in order to satisfy the severance obligations with respect to any Pac Rim Employees.

         7.12 Restructuring of Merger. Upon the mutual agreement of Parent and Pac Rim, the Merger shall be restructured in the form of a forward triangular merger of Pac Rim into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Pac Rim into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

         7.13 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Pac Rim or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         7.14 Financing. Parent and Merger Sub shall take all action necessary prior to the Closing in order to obtain financing from Chase Manhattan Bank N.A. and/or other financial institutions in order to raise the funds required to consummate the transaction contemplated hereunder.

                                   ARTICLE 8

                                   CONDITIONS

         8.1 Conditions of Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the

Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Pac Rim entitled to vote thereon and the issuance of Parent's common stock under the Stock Purchase Agreement shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon.

                 (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (c) The required state insurance regulatory approvals, including the California Department's approval of the consummation of the transaction contemplated hereunder pursuant to California Insurance Code Section 1215 et seq., shall have been obtained.

                 (d) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                 (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Pac Rim Material Adverse Effect following the Effective Time.

         8.2 Conditions to Obligations of Pac Rim to Effect the Merger. The obligation of Pac Rim to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Pac Rim shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect.

                 (b) Pac Rim shall have received the opinion of Salomon, dated as of the date of delivery of Pac Rim's Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

                 (c) Pac Rim shall have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Parent and Merger Sub, in usual and customary form reasonably acceptable to Pac Rim.

         8.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) Pac Rim shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pac Rim contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date and Parent shall have received a certificate of the President or a Vice President of Pac Rim, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this
         Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

                 (b) From the date of this Agreement through the Effective Time, there shall not have occurred any changes in the financial condition, business, operations or prospects of Pac Rim and its Subsidiaries, taken as a whole, which changes taken together, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

                 (c) The parties to the Purchase Agreement shall have sold and transferred to Parent all of such parties' right, title and interest in and to the Convertible Debentures and Warrants and the parties to the Surrender Agreement shall have surrendered and transferred to Pac Rim all of their right, title and interest in and to the Series 3 Warrants, and Parent, thereby, upon the Effective Time, will own or control all of the Convertible Debentures and Warrants.

                 (d) Parent and Merger Sub shall have received, on and as of the Closing Date, an opinion of Barger & Wolen LLP, counsel to Pac Rim, in usual and customary form reasonably acceptable to Parent and Merger Sub.

                                   ARTICLE 9

                                  TERMINATION

         9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Pac Rim, by the mutual consent of Parent and Pac Rim.

         9.2 Termination by Either Parent or Pac Rim. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or Pac Rim if (a) the Merger shall not have been consummated by May 15, 1997 (the "Termination Date") or (b) the required approval of Pac Rim and Parent's respective stockholders required by Section 7.3 shall not have been obtained at meetings duly convened therefor or at any adjournments thereof, or (c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its representations or obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. If the Merger shall not have been consummated on or before April 15, 1997 and as of such date Pac Rim has satisfied its conditions to effect the Merger set forth in Article 8 hereof and is prepared to consummate the Merger, Parent shall pay interest of $5,000.00 per day, without offset or deduction for amounts Parent claims owed to it by Pac Rim or any of its Subsidiaries, for the benefit of the holders of shares of Pac Rim Common Stock (the "Extension Consideration") for each day commencing on April 16, 1997 and ending with the earlier to occur of the Closing Date or the termination of this Agreement. Parent shall pay the Extension Consideration to the Exchange Agent on the Closing Date in order to effect pro rata distribution of such amount to the holders of shares of Pac Rim Common Stock, or if the Closing does not occur and this

Agreement is terminated, Parent shall promptly, but in no event later than two
(2) days after such termination, pay the same by wire transfer to Pac Rim of same day funds.

         9.3 Termination by Pac Rim. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before the adoption and approval by the stockholders of Pac Rim referred to in Section 7.3, by action of the Board of Directors of Pac Rim, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of Pac Rim determines that such termination is required by reason of an Acquisition Proposal complying with Section 7.1 hereof being made, or (ii) there have been breaches by Parent or Merger Sub of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Pac Rim to Parent.

         9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there have been breaches by Pac Rim of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Pac Rim, which breach is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Parent to Pac Rim or (c) the holders of more than 1,500,000 shares of Pac Rim Common Stock have demanded appraisal rights in accordance with Section 4.7 hereof.

         9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.9,
Article 10 and Sections 11.3, 11.4, 11.6, 11.10, 11.13 and 11.17 and the
Confidentiality Agreement referred to in Section 11.4.

         9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

                                   ARTICLE 10

                       LIQUIDATED DAMAGES AND BREAKUP FEE

         10.1 Payment of Liquidated Damages by Parent. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.3(ii) and (iii); (b) Parent or Merger Sub's failure to comply with the covenants described in Sections 7.3, 7.4, 7.7, 7.8, 7.13 or 7.14 or the conditions described in Section 8.2(a) or (c); (c) the failure of Parent to obtain approval for the issuance of Parent's common stock under the Stock Purchase Agreement by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body; or (d) Parent refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions and events referred to in subsections (a), (b) and (c) of this Section 10.1, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b), (c) and (d) of this Section 10.1, the parties hereto agree that in such event, Parent must pay the sum of $5,000,000.00 to Pac Rim immediately upon demand therefor as liquidated damages.

         10.2 Payment of Liquidated Damages by Pac Rim. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.4(a) or (b); (b) Pac Rim's failure to comply with the covenants described in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.13, or the conditions described in Section 8.3(a) or (d); or (c) Pac Rim refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions or events referred to in subsections (a) and (b) of this Section 10.2, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.2, the parties hereto agree that in the event of such breach, Pac Rim must pay the sum of $2,500,000.00 to Parent immediately upon demand therefor as liquidated damages.

         10.3 Payment of Breakup Fee By Pac Rim. In the event that (a) Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.3(i) hereof by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.2(b) due to the failure to obtain the required vote in favor of this Agreement from the holders of Pac Rim Common Stock and

Convertible Debentures at a meeting duly called therefor, and, in either event, the definitive transaction document with respect to such Acquisition Proposal is executed by Pac Rim within six (6) months following any such termination, Pac Rim shall pay Parent a breakup fee of $5 million (the "Breakup Fee"). The Breakup Fee is not separately payable in the event that liquidated damages are due and paid under Section 10.2 hereof.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11 and 7.13 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger.

         11.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                 (a)      if to Parent or Merger Sub, to

                              Superior National Insurance
                               Group, Inc.
                              26601 Agoura Road
                              Calabasas, California  91302
                              Attention:  William L. Gentz
                              Telecopy No.: 818-880-8615

                          with a copy to

                              Dana M. Warren, Esq.
                              Riordan & McKinzie
                              5743 Corsa Avenue
                              Suite 116
                              Westlake Village, California  91362
                              Telecopy No.: 818-706-2956

                          if to Pac Rim, to

                              Pac Rim Holding Corporation
                              6200 Canoga Avenue
                              Woodland Hills, California  91367
                              Attention: Stanley Braun
                              Telecopy No.: 818-595-0099
                          with a copy to

                              Dennis W. Harwood, Esq.
                              Barger & Wolen LLP
                              19800 MacArthur Boulevard
                              8th Floor
                              Irvine, California  92612
                              Telecopy No. 714-752-6313

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         11.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions in Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Third Party Provision shall be enforceable until after the Effective Time.

         11.4 Entire Agreement. This Agreement, the Exhibits, the Pac Rim Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between Pac Rim and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreements shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

         11.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Pac Rim, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

         11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         11.7 Venue. Any action concerning or dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

         11.8 Counterparts. This Agreements may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         11.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         11.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         11.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.12 Incorporation of Exhibits. The Pac Rim Disclosure Letter, the Parent Disclosure Letter and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

         11.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

         11.16  Material Adverse Effect.   (a) As used in this Agreement, the
term "Pac Rim Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Pac Rim and its Subsidiaries, taken as a whole, which results or is reasonably expected to result in a decrease in the GAAP book value of Pac Rim at the Effective Date or Effective Time versus the GAAP book value of Pac Rim at December 31, 1996, of more than $2,500,000.00; provided, however, the following items shall not be included in determining if a Pac Rim Material Adverse Effect exists: (1) adverse development in Assurance Company's reserves for loss and loss adjustment expenses incurred on or before December 31, 1996, after taking into account the $12 million in reserve strengthening referred to in Section 5.7(b) hereof; provided, further, however, that to the extent the ultimate loss and loss adjustment expenses used by Pac Rim to book its reserves for loss and loss adjustment expenses at December 31, 1996 exceed the ultimate loss and loss adjustment expenses for accident years prior to 1997 used by Pac Rim to book its reserves for loss and loss adjustment expenses in its then most recently available financial statements prior to the Effective Date or the Effective Time, such benefit, if any, shall be disregarded in calculating a Pac Rim Material Adverse Effect; (2) changes resulting from market fluctuation of the Assurance Company's investment portfolio; (3) any amounts that may be payable under the SMT Plan, the Employment Documents, the Severance Program or the 401k Supplemental Program that are not reflected in Pac Rim's financial statements or the

Preliminary Documents; and (4) any reduction in deferred taxes as of December 31, 1996, as reflected in the balance sheet of the Preliminary Documents. As used in this Agreement, the term "Parent Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Parent and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, any change in the book value of Parent or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Parent Material Adverse Effect exists.

         (b) The existence of facts or circumstances which would constitute a breach of the representations and warranties set forth in Article 5 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Pac Rim Material Adverse Effect. The existence of facts or circumstances which would constitute a breach of the representations and warranties set forth in Article 6 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Parent Material Adverse Effect.

         11.17 Attorney's Fees. In any legal action to enforce this Agreement or any provision hereof, the prevailing party in such action shall, in addition to any other remedy to which it may be entitled hereunder, receive from the party from which enforcement was sought reasonable attorney's fees and its court costs in connection with such action.

         11.18 Performance by Merger Sub. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

         11.19 Prior Agreement. Parent, Merger Sub and Pac Rim hereby rescind and terminate the Prior Agreement, and such agreement shall have no further force or effect as of the Effective Date.

         IN WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

PARENT:                   SUPERIOR NATIONAL INSURANCE GROUP, INC.



                          By: /s/ J. CHRIS SEAMAN
                              --------------------------------
                              Name: J. Chris Seaman
                              Title: Executive Vice President and
                                     Chief Financial Officer



MERGER SUB:               SNTL ACQUISITION CORP.



                          By: /s/ J. CHRIS SEAMAN
                              --------------------------------
                              Name: J. Chris Seaman
                              Title: Executive Vice President and
                                     Chief Financial Officer



PAC RIM:                  PAC RIM HOLDING CORPORATION



                          By: /s/ STANLEY BRAUN
                              --------------------------------
                              Name: Stanley Braun
                              Title: President and Chief
                                     Executive Officer

                                   EXHIBIT A

             CERTIFICATE OF INCORPORATION OF SNTL ACQUISITION CORP.


Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit A to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.

                                   EXHIBIT B

                        BYLAWS OF SNTL ACQUISITION CORP.


Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit B to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.

                                   EXHIBIT C

                SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2
                  AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT

                                      and

       FIRST AMENDMENT TO SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2
                  AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT



Filed concurrently herewith as Exhibit 3 to this Statement on Schedule 13D.

                                   EXHIBIT D

                                    OPTIONS

Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit D to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.

                                   EXHIBIT E

                      SERIES 3 WARRANT SURRENDER AGREEMENT

Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit E to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.


            FIRST AMENDMENT TO SERIES 3 WARRANT SURRENDER AGREEMENT

                                                                       EXHIBIT E


                 FIRST AMENDMENT TO SERIES 3 DETACHABLE WARRANT
                              SURRENDER AGREEMENT

         This FIRST AMENDMENT TO SERIES 3 DETACHABLE WARRANT SURRENDER AGREEMENT (this "Amendment") is entered into as of February 17, 1997 (the "Effective Date") by and among PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), and DENNIS W. HARWOOD, an individual ("Harwood"), THE LENAWEE TRUST DATED DECEMBER 30, 1992, Gregory A. Busch and David Keligian, Trustees (the "Lenawee Trust"), ROBERT M. ANDERSON, an individual ("Anderson"), and CARL A. STRUNK, an individual ("Strunk") (Harwood, the Lenawee Trust, Anderson and Strunk, each a "Warrant Holder" and collectively, the "Warrant Holders")

         WHEREAS, the parties hereto have heretofore entered into a Series 3 Detachable Warrant Surrender Agreement dated as of September 17, 1996 (the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement to provide for changes in certain definitions, covenants, representations and warranties, and certain other changes.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. All references to the "Effective Date" in the Agreement and this Amendment shall mean February 17, 1997. All reference in the Agreement to "The Busch Family Trust" shall be amended to and replaced with the "Lenawee Trust Dated December 30, 1992, Gregory A. Busch and David Keligian, Trustees" and all references to the "Busch Trust" shall be amended to and replaced with the "Lenawee Trust."

         Section 2. Amendment to Recital B of the Agreement. Recital B of the Agreement is amended to read in its entirety as follows:

                 "B. Superior National Insurance Group, Inc., a California corporation ("Superior") and Pac Rim have entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of February 17, 1997, pursuant to the terms of which Superior will acquire substantially all the issued and outstanding shares of Pac Rim's common stock. Capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement."

         Section 3. Amendment to Recital D of the Agreement. Recital D of the Agreement is amended to read in its entirety as follows:

                 "D. Harwood, Strunk and Timothy R. Busch, a beneficiary of the Lenawee Trust, are currently members of Pac Rim's Board of Directors and Anderson was formerly a member of such board."

         Section 4. Representations and Warranties. The parties hereto hereby represent and warrant to one another that their execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate and other action. None of the parties hereto are required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any governmental authority in order for this Amendment to be effective and enforceable. The Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights and subject to the application of equitable principles and availability of equitable remedies. The execution, delivery and performance of this Amendment and the Agreement as amended by this Amendment do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with, or result in a breach or termination of any provisions of, or constitute a default under, the charter or by-laws of any party hereto, or any agreement, commitment, or any order, judgment, decree, statute, regulation or other restriction of any kind or description to which such party is a party or by which it or any of its assets may be bound.

         Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


PAC RIM:                          PAC RIM HOLDING CORPORATION



                                  By: /s/ STANLEY BRAUN
                                      ------------------------
                                      Name:   Stanley Braun
                                      Title:  President and Chief
                                                Executive Officer

WARRANT HOLDERS:


/s/ DENNIS W. HARWOOD             /s/ ROBERT M. ANDERSON
---------------------------       ---------------------------
DENNIS W. HARWOOD                 ROBERT M. ANDERSON


/s/ CARL A. STRUNK
---------------------------
CARL A. STRUNK                    GREGORY A. BUSCH and DAVID
                                  KELIGIAN, as Trustees of the
                                  LENAWEE TRUST DATED
                                  DECEMBER 30, 1992:


                                  /s/ GREGORY A. BUSCH
                                  ---------------------------
                                  GREGORY A. BUSCH


                                  /s/ DAVID KELIGIAN
                                  ---------------------------
                                  DAVID KELIGIAN

                                   EXHIBIT F


-------------------------------------------------------------------------------


                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


                                     among


                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                           INSURANCE PARTNERS, L.P.,


                  INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.


                                      AND


               THE PERSONS OR ENTITIES ON THE SIGNATURE PAGES TO


                  THE SUBSCRIPTION AGREEMENTS ATTACHED HERETO


       -----------------------------------------------------------------


                 Dated as of September 17, 1996, as amended and
                   restated effective as of February 17, 1997

       -----------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
ARTICLE I          THE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.1      Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.2      Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.3      Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.4      The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          1.5      Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.1      Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.2      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.3      No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.4      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          2.5      Funds Available  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          2.6      Securities Act Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          2.7      Participation by Robert A. Spass   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          3.1      Corporate Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          3.2      Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          3.3      Newly Issued Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          3.4      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          3.5      No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.6      SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          3.7      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.8      Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.9      No Material Adverse Change; Ordinary Course of Business  . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.10     Private Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.11     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.12     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV         COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.1      Proxy Statement and Meeting of Company's Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .  10
          4.2      Standstill   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          4.3      Transfer of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.4      Board Representation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.5      IP Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.6      Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          4.7      Indemnification by the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          4.8      Indemnification by the Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          4.9      Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





                                       i.

                                                                                                                           Page
                                                                                                                           ----
          4.10     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.11     IP Consent to Amending and Restating of Original Merger Agreement  . . . . . . . . . . . . . . . . . . .  17

ARTICLE V          CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.1      Conditions to Each Party's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.2      Conditions to the Obligations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          5.3      Conditions to the Obligations of Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.2      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.3      Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.4      Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.5      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          6.6      Headings; Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.7      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.8      Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.9      Conveyance Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.10     Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.11     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          6.12     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          6.13     Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          6.14     Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24





                                      ii.

                                    EXHIBITS



Exhibit A                  Form of Subscription Agreement
Exhibit B                  Purchasers of the Shares of Common Stock
Exhibit C                  Registration Rights Agreement





                                      iii.

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT ("Agreement") dated as of September 17, 1996, as amended and restated effective as of February 17, 1997, is entered into by and among Superior National Insurance Group, Inc., a California corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda" and together with IP Delaware,"IP"), and such other persons or entities that execute the form of Stock Subscription Agreement (the "Subscription Agreement") attached hereto as Exhibit A (the "Subscribing Shareholders" and together with IP, the "Purchasers"). This Agreement amends, restates and supersedes in its entirety the Stock Purchase Agreement dated as of September 17, 1996, by and among the same parties hereto, as amended by Amendment No. 1 to Stock Purchase Agreement dated as of September 20, 1996, by and between the Company and IP (the "Original Stock Purchase Agreement").


                                R E C I T A L S:

                 WHEREAS, the Merger Agreement dated as of September 17, 1996 (the "Original Merger Agreement") among the Company, Pac Rim Holding Corporation ("Pac Rim") and SNTL Acquisition Corp. ("SNTL") has been amended pursuant to the Amended and Restated Merger Agreement dated as of February 17, 1997 (the "Amended Merger Agreement") among the Company, Pac Rim and SNTL;

                 WHEREAS, the parties to the Original Stock Purchase Agreement have entered into this Agreement in order to reaffirm their commitments under the Original Stock Purchase Agreement, to evidence their consent to the changes set forth in the Amended Merger Agreement, and to reflect changes to the Original Stock Purchase Agreement necessitated by the amending of the Original Merger Agreement;

                 WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, the number of shares of common stock, no par value, of the Company (the "Common Stock") as is set forth in Section 1.1 below, on the terms and subject to the conditions set forth herein;

                 WHEREAS, it is a standard and customary practice of IP, in connection with transactions substantially similar to those contemplated herein, to require certain members of management of the issuer to make a contemporaneous, personal, financial commitment to the issuer;

                 WHEREAS, in order to comply with such practice of IP, certain members of management of the Company have agreed to make a contemporaneous, personal, financial commitment to the Company by purchasing shares of Common Stock and by consummating the transactions contemplated herein on the terms and conditions set forth below;

                 WHEREAS, the Company, the Purchasers, Pac Rim, SNTL, The Chase Manhattan Bank, N.A. and Chase Securities Inc. (collectively, "Chase") have entered or shall enter into among themselves certain agreements relevant thereto as set forth below; and

                 WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.


                               A G R E E M E N T:

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

                 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase from the Company and the Company agrees to issue and sell to each of the Purchasers (the "Purchase") at the Closing (as defined below) the aggregate number of shares of Common Stock (the "Shares") set forth opposite such Purchaser's name on Exhibit B hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Exhibit B hereto. Each Subscription Agreement executed by a Purchaser shall be attached hereto and become part of this Agreement.

                 1.2 Purchase Price. The purchase price to be paid for each Share of Common Stock shall be Seven Dollars and Fifty-Three Cents ($7.53) (the "Share Price"), constituting an aggregate purchase price for the Shares of Eighteen Million Dollars ($18,000,000) (the "Purchase Price").

                 1.3 Closing Matters. At the Closing each of the Purchasers shall wire transfer or otherwise make available in same day funds to the Company its portion of the Purchase Price and the Company shall cause the Company's transfer agent to deliver promptly to such Purchaser certificates representing the Shares purchased by such Purchaser.

                 1.4 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the





                                       2.

purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, or as soon as practicable, following the satisfaction or waiver of all conditions precedent specified in Article V, or, subject to Section 6.1, at such other place and time as the Company and IP shall mutually agree in writing after the satisfaction or waiver of all conditions precedent specified in Article V (such date and time being herein referred to as the "Closing Date").

                 1.5 Fee. At the Closing, the Company shall pay to Insurance Partners Advisors, L.P. ("IPA") a transaction fee of Six Hundred and Twenty-Five Thousand Dollars ($625,000), by wire transfer of immediately available funds to an account or accounts designated by IPA. If Pac Rim shall pay to the Company the Breakup Fee (as defined in Section 10.3 of the Amended Merger Agreement) in accordance with Section 10.3 of the Amended Merger Agreement, then the Company shall pay to IPA, promptly following the Company's receipt of the Breakup Fee, that portion of the Breakup Fee equal to the percentage of voting securities of the Company owned by IP (the "IPA Fee Ratio") on a fully diluted basis (excluding the Voting Notes, as hereinafter defined) as if the purchase by IP of the Shares shall have occurred (notwithstanding that no such purchase shall have taken place). In addition, if the Company shall receive the payments (the "Disgorgement Payments") owed to it under Section 1.2 of the Voting Agreement dated as of February 17, 1997 by and among the Company and the holders listed on the signature pages thereto, then the Company shall pay to IPA, promptly after receipt of all Disgorgement Payments, the amount that results from multiplying the aggregate Disgorgement Payments received by the Company by the IPA Fee Ratio (notwithstanding that no purchase by IP of the Shares shall have taken place hereunder).
Notwithstanding the provisions of Section 6.4 hereof, this Section 1.5 shall survive the termination of this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASERS

                 Each of the Purchasers, severally but not jointly, represents and warrants to the Company, solely as to such Purchaser, as to all matters relevant thereto, as follows:

                 2.1 Organization. Each of the Purchasers is either (a) a limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation or (b) a natural person (or nominee of a natural person) who is a resident of the State of California.

                 2.2 Authority. With respect to the Purchasers that are limited partnerships (the "Partnerships"), (i) each such Partnership has full partnership power and authority to





                                       3.

execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby,
(ii) the execution, delivery and performance by such Partnership of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary partnership action on the part of such Partnership and (iii) no other action on the part of such Partnership or its respective partners is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by such Partnership or the performance by such Partnership of its obligations hereunder and thereunder. With respect to all Purchasers, this Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding agreement of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by such Purchaser to which it is a party in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by such Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 2.3 No Violation. The execution and delivery of this Agreement and each other agreement contemplated hereby, the performance by each Purchaser of his, her or its obligations hereunder and thereunder and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Purchaser, (b) require the consent, waiver, approval, license or authorization of or any filing by such Purchaser with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the Securities Act"), and applicable state securities laws, (ii) with respect to IP, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) with respect to TJS Partners, L.P. ("TJS"), if required, and IP, the filing of a Form A Information Statement ("Form A") with the California Department of Insurance under Section 1215.2 of the California Insurance Code and Title 10, California Code of Regulations Section 2683 et seq., or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which





                                       4.

such Purchaser is subject or by which such Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, financial condition, prospects or results of operations of such party (a "Material Adverse Effect").

                 2.4 Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

                 2.5 Funds Available. Such Purchaser has funds available, or commitments from third parties to provide funds, sufficient to pay such Purchaser's respective portion of the Purchase Price.

                 2.6 Securities Act Representation. Such Purchaser is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act and an "excluded purchaser" under Title 10, California Code of Regulations Section 260.102.13. Such Purchaser is not purchasing such Purchaser's respective portion of the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

                 2.7 Participation by Robert A. Spass. Robert A. Spass abstained from the formal partnership approval process by IP of its investment in the Company.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                 The Company represents and warrants to the Purchasers as follows:

                 3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with all requisite corporate power and authority to lease the properties it operates as lessee and to carry on its business as it is now being conducted as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. With respect to the Company, a "Material Adverse Effect" shall refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Amended and Restated Articles of Incorporation and the Bylaws of the Company, each as amended to date, have been delivered to IP. A





                                       5.

"Subsidiary" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

                 3.2 Capital Stock. The authorized capital stock of the Company consists in its entirety of 25,000,000 shares of Common Stock, of which, as of the date hereof, 3,446,706 are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Except for warrants described in the SEC Filings and except for options and other stock rights authorized for issuance pursuant to the Company's stock plans and employee stock purchase plans described in the SEC Filings, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

                 3.3 Newly Issued Shares. The Shares to be sold and issued by the Company to the Purchasers in accordance with the terms of this Agreement have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable and no other person has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares, other than the preemptive rights held by the holders of the Common Stock Purchase Warrants issued under each of the Note Purchase Agreement dated as of March 31, 1992 (the "Note Purchase Agreement") and the Preferred Securities Purchase Agreement dated as of June 30, 1994 (the "Preferred Securities Purchase Agreement"). At the Closing, the Purchasers will acquire good and marketable title to the Shares free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"), except such Encumbrances as may be created pursuant to this Agreement.

                 3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby.
The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the approval by the shareholders of the Company of those matters for which such approval is required as specified in Article V hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or





                                       6.

similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 3.5 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (collectively, "Requirements of Law") applicable to the Company or any of the Subsidiaries,
(b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Exchange Act, Regulation D as promulgated under the Securities Act and applicable state securities laws and
(ii) the filing of (A) HSR Reports by Pac Rim and the Company in connection with the transactions contemplated by the Amended Merger Agreement (the "Merger"), (B) HSR Reports by IP and the Company in connection with this Agreement, (C) a Form A by the Company in connection with the Merger and (D) a Form A by each of TJS (if required) and IP in connection with this Agreement or
(c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries previously entered into any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which are inconsistent with the rights to be granted by the Company in this Agreement and each other agreement contemplated hereby, other than the registration rights granted to the holders of the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement.

                 3.6 SEC Filings. The Company has filed all SEC Filings required to be filed by it since the date of its Registration Statement (as hereinafter defined) under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore





                                       7.

has delivered to IP true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and shareholders' equity, together with the notes thereto) for the fiscal year ended and as at December 31, 1995 (as such financial statements appear in the Company's Form 10-K for the fiscal year ended December 31, 1995, which was filed with the Commission on April 1, 1996, the "Audited Financial Statements"), and the unaudited consolidated financial statements (balance sheet and statement of operations) for the nine (9) months ended and as at September 30, 1996 (as such financial statements appear in the Company's Form 10-Q for the fiscal quarter ended September 30, 1996, which was filed with the Commission on November 14, 1996, the "Unaudited Financial Statements"; the Audited Financial Statements and Unaudited Financial Statements being collectively referred to as the "Financial Statements"), (b) the final form, including all amendments, of the Company's Registration Statement on Form 10 (the "Registration Statement"), (c) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995 and March 31, 1996 and June 30, 1996 and September 30, 1996, (d) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (e) its Proxy Statement on Schedule 14A under the Exchange Act, dated April 26, 1996 and (f) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Exchange Act, and all amendments and supplements thereto, subsequent to the filing of the Registration Statement, if any (the foregoing subsections (a) through (f), including all exhibits and Schedules thereto and documents incorporated by reference therein, are referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles, consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of Unaudited Financial Statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to IP true and complete copies of (x) all correspondence relating to the Company between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants since the date of the Registration Statement (other than routine filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since the date of the Registration Statement, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to IP the content of all material discussions between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants concerning the





                                       8.

adequacy or form of any SEC Filings filed with the Commission since the date of its Registration Statement. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to IP pursuant to this paragraph.

                 3.7 Litigation. Except as set forth in the SEC Filings, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or each other agreement contemplated hereby.

                 3.8      Compliance with Laws.

                          (a)     Each of the Company and the Subsidiaries is
in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company.

                          (b)     (i) Each of the Company and the Subsidiaries
has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the SEC prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company; (ii) such Permits are in full force and effect; and (iii) no material violations are recorded in respect to any Permit.

                 3.9 No Material Adverse Change; Ordinary Course of Business. Except as set forth in the SEC Filings and except as previously disclosed to IP in writing, since September 30, 1996, (i) there has not been any material adverse change in operations, financial condition, prospects or results of operations of the Company and the Subsidiaries, taken as a whole, and (ii) neither the Company nor any of the Subsidiaries has participated in any transaction or acted outside the ordinary course of business.

                 3.10 Private Offering. No form of general solicitation or general advertising was used by the Company or the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares. No registration of the Shares, pursuant to the provisions





                                       9.

of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares.

                 3.11 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves in accordance with generally accepted accounting principles that the Company or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1991. The Company has delivered to IP (a) copies of any tax sharing agreements to which it or any of its Subsidiaries is party and such agreements have not been amended in any manner and (b) an analysis of the ownership of capital stock of the Company by "5-percent shareholders" as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382").

                 3.12 Brokers. Except with respect to any investment banking fee due to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

                 4.1      Proxy Statement and Meeting of Company's
Shareholders.

                          (a)     As soon as reasonably practicable following
the date hereof, the  Company shall (i) prepare and file with the Commission,
(ii) use its reasonable best efforts to cause to be cleared by the Commission and (iii) within five (5) business days following clearance with the Commission, mail to its shareholders the Proxy Statement (as defined below) with respect to a meeting of the Company's shareholders (the "Shareholders Meeting") to consider and vote, among other things, upon (A) the issuance of the Shares as contemplated hereby and (B) the amending or adopting of the Company's charter, the amending of its Bylaws and the election of certain nominees to be directors that are referred





                                      10.

to in Section 5.3(e) and Section 5.3(l). The Board of Directors shall recommend such approval and take all reasonable lawful action to solicit such approval. Each Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to information therein concerning any such Purchaser.

                          (b)     The Company, on the one hand, and each
Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by either with respect to information supplied in writing by the other for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

                          (c)     The Company shall take all actions necessary
in accordance with the California Corporations Code and the bylaws of the Company to duly call, give notice of, convene and hold the Shareholders Meeting within forty-five (45) calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

                 4.2      Standstill.

                          (a)     Each of IP's "Associates" (which term shall
be defined for this purpose to include CentreLine Reinsurance Limited ("CentreLine"), Centre Reinsurance Limited, International Insurance Investors, L.P. ("III"), International Insurance Advisors, Inc. ("IIA") and any person or entity that controls, is under common control with, or is controlled by IP or such persons or entities, and all individuals who are officers, directors or control persons of any such entities, including IP) that is a signatory hereto covenants and agrees with respect to itself, and IP covenants and agrees with respect to itself and its Associates that are not signatories hereto, that it or they will not (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Common Stock or voting securities of the Company (or direct or indirect rights or options to acquire any such securities); (ii) enter, agree to enter into or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way





                                      11.

participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Commission) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; or (iv) form, join or in any way participate in a "group" (within the meaning of Section 13d-3 of the Exchange Act) with any persons not referred to herein with respect to any of the foregoing; provided, however, that nothing in this Section 4.2(a) shall restrict IP or any of its Associates from (A) acquiring shares of Common Stock or voting securities as a result of a stock split, stock dividend or similar recapitalization of the Company, (B) exercising the warrant issued to IIA pursuant to the Note Purchase Agreement and the warrant issued to CentreLine pursuant to the Preferred Securities Purchase Agreement, (C) making, or in any way participating, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) in connection with the election to the Board of Directors of directors nominated by IP or any of its Associates (to the extent not otherwise inconsistent with this Agreement) or (D) with respect to a tender or exchange offer or a merger or other business combination involving the Company (a "Business Combination"), which was initiated without the encouragement by or the participation of IP or any of its Associates, making a tender or exchange offer or a proposal with respect to a Business Combination, or forming, joining or participating as a "group" to make such offer or proposal, in either case upon more favorable terms than those of the unsolicited tender or exchange offer or Business Combination; and provided further, that nothing contained in this Section 4.2(a) shall affect or impair the right of any director of the Company to (x) act as a member of the Board of Directors or any committee thereof or (y) take any action necessary or advisable to carry out his obligations and duties as a director of the Company. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4.2(a) shall prohibit or restrict any Associate who is a director of the Company from acquiring, in one or more transactions, in his individual capacity, an aggregate of 25,000 shares of Common Stock so long as such acquisition does not violate any provision of the Company's charter as in effect from time to time.

                          (b)     The limitations set forth in Section 4.2(a)
above and Section 4.3 below may be waived by the affirmative vote of the nearest whole number representing 66 2/3% or more of (i) the directors of the Company, excluding from the total number of directors voting, those who are Associates of IP and those who are employees of the Company or (ii) the shares of the Company, not including in such total number of shares voting, those beneficially owned by those executive officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act and those owned by IP and its Associates.

                          (c)     In furtherance of the standstill covenants
set forth in this Section 4.2, each of the Company and IP covenants and agrees that any material business relationship between the Company and IP or any Associate of IP must be approved in the manner provided in Section 4.2(b) above.





                                      12.

                          (d)     Other than with respect to the election of
directors of the Company, IP covenants and agrees that, with respect to any vote of the shareholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other shareholders voted their shares with respect to such matter.

                          (e)     IP covenants and agrees that IP and its
Associates will not vote their shares of Common Stock, the Voting Notes issued pursuant to the Note Purchase Agreement (the "Voting Notes") or shares of Common Stock issued upon exercise of the Common Stock Purchase Warrants issued to them under the Note Purchase Agreement and the Preferred Securities Purchase Agreement, to elect a total of more than five (5) persons (or the highest number that is less than a majority of the Board of Directors, as the case may
be), including the person nominated pursuant to Section 4.4 below, who are Associates of IP or its Associates to be directors of the Company.

                          (f)     The agreements set forth in this Section 4.2
shall continue so long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% or more of the outstanding shares of the Company on a fully diluted basis (including, without limitation, the Voting Notes).

                 4.3 Transfer of Shares. So long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% or more of the shares of Common Stock outstanding on a fully diluted basis (including, without limitation, the Voting Notes), IP shall not transfer, assign, sell or otherwise dispose of (each, a "Transfer") any of its shares of Common Stock, except for Transfers made in accordance with this Section 4.3.
IP may at any time Transfer any or all of its shares of Common Stock (i) to any Associate of IP, if such Associate executes and delivers to the Company, prior to any such Transfer, an instrument in form and substance reasonably satisfactory to the Company pursuant to which such Associate agrees to be bound by the provisions of Section 4.2 above and this Section 4.3, (ii) pursuant to Rule 144 under the Securities Act or any successor to such rule, (iii) pursuant to a tender offer or exchange offer made by the Company or any "Affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company, (iv) pursuant to a tender offer or exchange offer initiated by any person or "group" (within the meaning of Section 13d-3 of the Exchange Act) other than IP or any Associate thereof or a Business Combination, which is approved or recommended by the Board of Directors or with respect to which the Board of Directors has announced its intention to remain neutral, (v) so long as the shares of Common Stock to be Transferred represent, in the aggregate, not greater than 10% of the outstanding Common Stock, in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act, (vi) by the Transfer of greater than 10% of the outstanding shares of Common Stock in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act to (x) one purchaser, (y) one purchaser and its Affiliates or (z) a "group"





                                      13.

of purchasers, if such purchaser or purchasers of Common Stock in any such transaction or series of transactions execute and deliver to the Company prior to any such purchase or purchases an instrument in form satisfactory to the Company pursuant to which such purchaser or purchasers agree to be bound by the provisions of Section 4.2 above and this Section 4.3 (treating such purchaser or purchasers as an "Associate" for purposes of such sections) or (vii) pursuant to a registration statement filed under the Securities Act pursuant to the Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), or otherwise.

                 4.4 Board Representation. The Company shall present two proposals relating to the Board of Directors to its shareholders at the Shareholders Meeting, one of which shall provide for the amendment of the Bylaws of the Company to increase the size of the Board of Directors from nine
(9) members to eleven (11) members and the other of which shall nominate for election to such newly created vacancies, an independent director of the Company and a director who is a designee of IP. The Board of Directors shall recommend approval of each proposal and take all reasonable lawful action to solicit approval of them. During the term of this Agreement, the Board of Directors shall nominate one individual designated by IP (provided that such individual is reasonably acceptable to the Board of Directors) for election as a director of the Company at each annual meeting of shareholders, provided that the person nominated to be director shall not be in addition to the number of directors that IP has agreed to elect pursuant to Section 4.2(e) hereof. If the director designated by IP shall cease to be a director of the Company for any reason, the Board of Directors shall, promptly upon the request of IP, elect a replacement designated by IP, provided that such individual is reasonably acceptable to the Board of Directors.

                 4.5 IP Management. Robert Spass will abstain from the votes of the Investment Committees of each of IP Delaware and IP Bermuda with respect to their investment in the Company.

                 4.6 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, each party to this Agreement who is a natural person and the proper partners, officers or directors of all other parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing.





                                      14.

Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

                 4.7      Indemnification by the Company.

                          (a)  The Company agrees to indemnify the Purchasers,
and each of the Purchaser's respective partners, employees, agents and representatives, against and hold the Purchasers, and each of the Purchaser's respective partners, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Purchasers in any action between the Purchasers and the Company or between the Purchasers and any third party or otherwise) and liabilities of and damages to the Purchasers arising out of the material breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

                          (b)     The Purchasers agree to give the Company
prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which they have knowledge concerning any liability or damage as to which they may request indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Purchasers. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, the Purchasers may participate in such defense, but in such case the expenses of the Purchasers incurred in connection with such participation shall be paid by the Purchasers. The Purchasers shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, the Purchasers shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the Purchasers for such liability. If the Company shall fail to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Purchasers shall have the right to undertake the defense or settlement thereof at the Company's expense.

                 4.8      Indemnification by the Purchasers.





                                      15.

                          (a)     Each of the Purchasers, severally and not
jointly, agrees to indemnify the Company, and each of the Company's officers, directors, employees, agents and representatives, against and hold the Company, and each of the Company's officers, directors, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Company in any action between the Company and such Purchaser or between the Company and any third party or otherwise) and liabilities of and damages to the Company arising out of the material breach of any representation, warranty, covenant or agreement of such Purchaser in this Agreement.

                          (b)     The Company agrees to give the Purchasers
prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The indemnifying Purchasers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that such Purchasers shall have first acknowledged their indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at their own expense, which counsel shall be reasonably satisfactory to the Company. If the indemnifying Purchasers elect to assume the defense of any such claim, assertion, event or proceeding, the Company may participate in such defense, but in such case the expenses of the Company incurred in connection with such participation shall be paid by the Company. The Company shall cooperate with the indemnifying Purchasers in the defense or settlement of any such claim, assertion, event or proceeding. If the indemnifying Purchasers elect to direct the defense of any such claim, assertion, event or proceeding, the Company shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless such Purchasers consent in writing to such payment or unless such Purchasers withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of such Purchasers is entered against the Company for such liability. If the indemnifying Purchasers shall fail to defend, or if, after commencing or undertaking any such defense, such Purchasers fail to prosecute or withdraw from such defense, the Company shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

                 4.9 Consents. The Company and each of the Purchasers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.





                                      16.

                 4.10 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder to consummate the transactions contemplated by the Amended Merger Agreement.

                 4.11 IP Consent to Amending and Restating of Original Merger Agreement. Pursuant to Section 5.1(c) of the Original Stock Purchase Agreement, IP consents to each and every amendment, modification or waiver by the Company of the provisions of the Original Merger Agreement and all agreements contemplated thereby, as evidenced by the provisions of the Amended Merger Agreement and all agreements contemplated thereby.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

                 5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by IP and the Company on or prior to the Closing Date of the following conditions:

                          (a)     No United States or state governmental
authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company.

                          (b)     Any waiting period applicable to the
transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report or Form A or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated.

                          (c)     The Amended Merger Agreement shall not have
been materially amended or modified, nor any material provision thereof waived by the Company, except upon the consent of IP in its sole discretion (such consent not to be unreasonably withheld), and the Closing provided for in
Section 1.4 hereof shall occur simultaneously with the closing of the transactions contemplated by the Amended Merger Agreement.

                 5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the





                                      17.

fulfillment or waiver by the Company on or prior to the Closing Date of the following additional conditions:

                          (a)     The Purchasers shall have performed in all
material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

                          (b)     The representations and warranties of the
Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. Each of the Purchasers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

                          (c)     The Company shall have received fully
executed copies of the Amended Merger Agreement, the Subscription Agreements, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                          (d)     All of the conditions to Closing set forth in
Article 8 of the Amended Merger Agreement shall have been satisfied or waived.

                          (e)     The warrants issued to III and held by IIA as
its agent shall be distributed to all partners of III.

                          (f)     The shareholders of the Company (including,
without limitation, the holders of the Voting Notes) shall have duly approved at the Shareholders Meeting (i) the issuance of the Shares pursuant to this Agreement, (ii) the amendment of the Bylaws of the Company, in form and substance reasonably satisfactory to IP, to increase the size of the Board of Directors from nine (9) to eleven (11) members, (iii) the election to such newly created vacancies of one independent director of the Company and a director designated by IP and (iv) the amendment to, or adoption of, its charter as contemplated by Section 5.3(l) hereof; provided, however, that a majority of shares held by persons not party to this Agreement or Associates of Purchasers shall have voted in favor of each of such proposals.

                          (g)     The Company shall have received, in a form
reasonably satisfactory to the Company, the favorable opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to IP.

                          (h)     The Company shall have received the favorable
written opinion of DLJ, financial advisor to the Company, dated as of February 17, 1997 as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement.





                                      18.

                          (i)     All necessary waivers or consents to,
approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each agreement contemplated hereby shall have been obtained or made.

                          (j)     The Company shall have received such other
documents and instruments in connection with the Closing as are reasonably requested by it.

                 5.3 Conditions to the Obligations of Purchasers. The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by IP on or prior to the Closing Date of the following additional conditions:

                          (a)     The Company shall have performed in all
material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

                          (b)     The representations and warranties of the
Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to IP a certificate to the effect set forth in Sections 5.3(a) and (b).

                          (c)     Since September 30, 1996, there shall have
been no Material Adverse Effect on the Company.

                          (d)     The Company shall have caused the transfer
agent to deliver promptly to each of the Purchasers stock certificates in definitive form representing the number of Shares set forth opposite such Purchaser's name on Exhibit B hereto, registered in the name of such Purchaser.

                          (e)     The shareholders of the Company (including,
without limitation, the holders of the Voting Notes) shall have duly approved at the Shareholders Meeting (i) the issuance of the Shares pursuant to this Agreement, (ii) the amendment of the Bylaws of the Company, in form and substance reasonably satisfactory to IP, to increase the size of the Board of Directors from nine (9) to eleven (11) members and (iii) the election to such newly created vacancies of one independent director of the Company and a director designated by IP; provided, however, that a majority of shares held by persons not party to this Agreement or Associates of Purchasers shall have voted in favor of each of such proposals.

                          (f)     IP shall have received fully executed copies
of the Amended Merger Agreement, a term loan facility with terms that are generally consistent with or better for the Company than the terms set forth in the commitment letter from Chase to the





                                      19.

Company dated September 14, 1996, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                          (g)     The Purchasers shall have received fully
executed copies of this Agreement and the Subscription Agreements.

                          (h)     The Purchasers shall have received, in a form
reasonably satisfactory to the Company, the favorable opinions of Riordan & McKinzie, counsel to the Company.

                          (i)     The Purchasers shall have received such other
documents and instruments in connection with the Closing as are reasonably requested by them.

                          (j)     All necessary waivers or consents to,
approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each other agreement contemplated hereby and thereby shall have been obtained, including, without limitation, the waiver of all preemptive rights arising under the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement.

                          (k)     No action, suit, proceeding, claim or dispute
shall have been brought or otherwise arisen at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries which would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the agreements contemplated hereby.

                          (l)     (i)  The Company shall have amended its
Restated Articles of Incorporation or adopted a charter, in each case in a manner satisfactory to IP and its counsel, to restrict the issuance or transfer of any Common Stock by the Company or any of its shareholders so as to reduce, to the extent practicable, the risk of an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382") and
(ii) the Company shall have entered into agreements, in form and substance reasonably satisfactory to IP and its counsel, with all of its warrant holders in which such holders shall agree not to exercise any of their warrants in a manner that would cause, or increase the risk of, an "ownership change" within the meaning of Section 382 or otherwise conflict with the restrictions described in the immediately preceding subsection (i).

                          (m)     The Company shall have delivered to IP at the
Closing a schedule that has been prepared by the Company solely in reliance upon its review of its stock ledger, public filings of Schedules 13D and 13G under the Exchange Act as they relate





                                      20.

to ownership in the capital stock of the Company, and other matters to which it has actual knowledge, presenting information reasonably satisfactory to IP as of the Closing Date that there has been no increase in the Common Stock owned directly, indirectly or constructively by a "5-percent shareholder" (as such term is defined in Section 382) over the three-year period immediately preceding the Closing Date.


                                   ARTICLE VI

                                 MISCELLANEOUS

                 6.1 Termination. This Agreement shall terminate and the transactions contemplated hereby may be abandoned simultaneous with the termination of the Amended Merger Agreement (as the same may be amended from time to time pursuant to Section 5.1(c) hereof). In the event the Closing shall occur, this Agreement shall thereafter terminate at such time as, by their terms, all of the obligations under Sections 4.2 and 4.3 are no longer in effect.

                 6.2 Amendment. This Agreement may be amended by the parties hereto. This Agreement may be amended by an instrument in writing without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

                 6.3 Waiver. At any time prior to the Closing Date, the Company or IP may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of the Company or IP to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                 6.4 Survival. The representations, warranties, covenants and agreements set forth in Articles II, III and IV shall survive the Closing.

                 6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:





                                      21.

                                  If to the Company, to:

                                  Superior National Insurance Group, Inc.
                                  26601 Agoura Road
                                  Calabasas, California 91302
                                  Fax: (818) 880-8615
                                  Attention:  J. Chris Seaman

                                  with copies to:

                                  Riordan & McKinzie
                                  5473 Corsa Avenue, Suite #116
                                  Westlake Village, California 91362
                                  Fax: (818) 706-2956
                                  Attention:  Dana M. Warren, Esq.

                                  If to IP, to:

                                  Insurance Partners, L.P.
                                  201 Main Street, Suite 2600
                                  Fort Worth, TX  76102
                                  Fax: (817) 338-2047
                                  Attention:  Mr. Charles Irwin

                                  and

                                  Insurance Partners Offshore (Bermuda), L.P.
                                  Cedar House
                                  41 Cedar Avenue
                                  P.O. Box HM 1179
                                  Hamilton, HM-EX, Bermuda
                                  Fax: (809) 292-7768
                                  Attention:  Kenneth E.T. Robinson, Esq.

                                  with copies to:

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, NY  10019-6064
                                  Fax: (212) 757-3990
                                  Attention:  Judith R. Thoyer, Esq.

                                  and





                                      22.

                                  Insurance Partners Advisors, L.P.
                                  One Chase Manhattan Plaza
                                  44th Floor
                                  New York, NY  10005
                                  Fax:  (212) 898-8720
                                  Attention:  Mr. Steven B. Gruber

                          If to the Purchasers who executed the Subscription
Agreements, to the address and facsimile number set forth in their respective Subscription Agreement, or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

                 6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

                 6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

                 6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                 6.9 Conveyance Taxes. The Company agrees to assume liability for and to hold the Purchasers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the issuance and sale of the Shares as contemplated hereby.

                 6.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in the Exhibits to this Agreement or the other agreements contemplated hereby, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.





                                      23.

                 6.11 Counterparts. This Agreement, including the Subscription Agreements, may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 6.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

                 6.13     Third Party Beneficiaries.  Subject to Sections 1.5,
4.7 and 4.8, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                 6.14 Costs and Expenses. The Company will pay all costs and expenses incurred by IP in connection with the transactions contemplated hereby, including without limitation, the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports by IP, whether or not the transactions contemplated hereby are consummated.





                                      24.

                 IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly signed as of the date first written above.




                                     SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation


                                     By: /s/ J. CHRIS SEAMAN
                                        --------------------------------------
                                        Name:   J. Chris Seaman
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer

                                      INSURANCE PARTNERS, L.P.,
                                      a Delaware limited partnership

                                      By:  Insurance GenPar, L.P., its
                                           General Partner

                                      By:  Insurance GenPar MGP, L.P., its
                                           General Partner

                                      By:  Insurance GenPar MGP, Inc., its
                                           General Partner

                                      By:  /s/ STEVEN B. GRUBER
                                          -----------------------------------
                                          Name:       Steven B. Gruber
                                          Title:      Vice President

                                      INSURANCE PARTNERS OFFSHORE (BERMUDA),
                                      L.P., a Bermuda limited partnership

                                      By: Insurance GenPar (Bermuda), L.P.,
                                          its General Partner

                                      By: Insurance GenPar (Bermuda) MGP, L.P.,
                                          its General Partner

                                      By: Insurance GenPar (Bermuda) MGP, Ltd.,
                                          its General Partner

                                      By: /s/ STEVEN B. GRUBER
                                         -------------------------------------
                                         Name:       Steven B. Gruber
                                         Title:      Vice President


                [Acknowledgment and Agreement on Following Page]





                                      25.

Acknowledgement and Agreement:

               Each of the undersigned acknowledges that this Agreement affects its rights and by its signature below, the undersigned covenants and agrees that it and its officers, directors and managing partners shall be bound by the terms of this Agreement to the extent such terms apply to them. Each of the undersigned hereby provides the waiver required by Section 5.3(j) hereof.



                                     CENTRELINE REINSURANCE LIMITED,
                                     a Bermuda corporation



                                     By: /s/ STEVEN D. GERMAIN
                                        ------------------------------------
                                        Name:  Steven D. Germain
                                        Title:   Senior Vice President

                                     CENTRE REINSURANCE LIMITED,
                                     a Bermuda corporation



                                     By: /s/ STEVEN D. GERMAIN
                                        -------------------------------------
                                        Name:  Steven D. Germain
                                        Title:   Senior Vice President

                                     INTERNATIONAL INSURANCE INVESTORS, L.P., a Bermuda limited partnership

                                     By:     International Insurance Investors
                                             (Bermuda) Limited,
                                             a Bermuda corporation
                                     Its:    General Partner



                                     By: /s/ ROBERT SPASS
                                        ---------------------------------
                                        Name:  Robert Spass
                                        Title:    President

                                     INTERNATIONAL INSURANCE ADVISORS, INC.,
                                     a Delaware corporation


                                     By: /s/ ROBERT SPASS
                                        --------------------------------
                                        Name:   Robert Spass
                                        Title:     President





                                      26.

                                   EXHIBIT A

                          STOCK SUBSCRIPTION AGREEMENT


                 This STOCK SUBSCRIPTION AGREEMENT (this "Subscription Agreement") dated as of September 17, 1996, as amended and restated effective as of February 17, 1997, is made and entered into by and between Superior National Insurance Group, Inc., a California corporation (the "Company"), and _______________ (the "Purchaser"). This Subscription Agreement amends, restates and supersedes in its entirety the Stock Subscription Agreement dated as of September 17, 1996 by and between the same parties hereto. All capitalized terms used herein shall have the meanings ascribed to such terms in the Amended and Restated Stock Purchase Agreement dated as of February 17, 1997 (the "Stock Purchase Agreement") by and among the Company, IP and such other persons or entities that execute the Subscription Agreements attached thereto, to which this Subscription Agreement is attached as an Exhibit.


                                R E C I T A L S

                 WHEREAS, the Original Merger Agreement has been amended pursuant to the Amended Merger Agreement;

                 WHEREAS, the parties hereto have entered into this Subscription Agreement in order to reaffirm their commitments under the Original Stock Purchase Agreement, to evidence their consent to the changes set forth in the Amended Merger Agreement, and to reflect changes to the Original Stock Purchase Agreement necessitated by the amending of the Original Merger Agreement; and

                 WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, the number of Shares set forth below in Section 1 hereof on the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement.


                               A G R E E M E N T


                 NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein and in the Stock Purchase Agreement, the parties hereto agree as follows:

                 (a) Sale and Purchase of Stock. The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, subject to the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement, __________ Shares, at a price of Seven Dollars and Fifty-Three Cents ($7.53) per Share, for an aggregate purchase price of $__________________.

                 (b) One Agreement. This Subscription Agreement, when fully executed, shall be attached as an Exhibit to the Stock Purchase Agreement and become a part of the Stock Purchase Agreement. The Purchaser agrees (i) that he/she/it is a "Purchaser" as such term is defined in the Stock Purchase Agreement and (ii) to be bound by all terms, provisions and conditions of the Stock Purchase Agreement applicable to such Purchaser.

                 (c) Notices. Any notice or other writing given by either party hereto to the other party relating to the subject matter of this Agreement shall be delivered in the manner set forth in Section 6.5 of the Stock Purchase Agreement. Any such notice, if to the Purchaser, shall be delivered to:


                          -------------------------

                          -------------------------

                          -------------------------

                 (d) Amendments. This Subscription Agreement may be amended only by a written agreement executed by the Company and the Purchaser.

                 (e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.





                                      28.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the day and year first above written.




THE COMPANY:

                                      SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation


                                      By:
                                         -----------------------------------




PURCHASER:

                                      --------------------------------------




                                      29.

                                   EXHIBIT B

                    PURCHASERS OF THE SHARES OF COMMON STOCK

                                         Number               Aggregate
            Purchaser                   of Shares           Purchase Price
            ---------                   ---------           --------------
IP Delaware                                1,369,856      $    10,315,015.00
IP Bermuda                                   754,978            5,684,984.00
TJS Partners, L.P.                           132,802              999,999.06
William L. Gentz                              25,234              190,012.02
Robert J. Niebur                               4,648               34,999.44
James L. Cinney                                6,640               49,999.20
Joseph P. Wolonsky                             9,296               69,998.88
Karl O. Johnson                                9,296               69,998.88
Douglas R. Roche                               9,296               69,998.88
Robert E. Nagle                                3,984               29,999.52
Matthew Natalizio                              5,976               44,999.28
Brian Fraher                                   1,992               14,999.76
Sue Binder                                     2,656               19,999.68
William Thomas                                 2,000               15,060.00
Allen Goodwin                                  1,328                9,999.84
George Moreno                                  1,328                9,999.84
Robert Henry                                   1,992               14,999.76
Vicki Principe                                 1,324                9,969.72
Michael Anderson                                 996                7,499.88
Virgil Anderson                                2,324               17,499.72
Thomas I. Boggs, Jr.                           3,320               24,999.60
Phillip Bok                                    1,000                7,530.00
Mona Davis                                     1,000                7,530.00
Harold Fedora                                  1,000                7,530.00
William Ferrier                                1,300                9,789.00
Cyndi Galhouse                                   664                4,999.92
Henry Hulse                                    1,000                7,530.00
Robert Hunter                                  1,000                7,530.00
Susan Laffer                                   2,324               17,499.72
Dale O'Brien                                   1,000                7,530.00
J. Chris Seaman                               25,232              189,996.96
Robert Sholes                                  2,324               17,499.72
Jack Solomon                                   1,328                9,999.84





                                      30.

                                   EXHIBIT G

                                VOTING AGREEMENT

Filed concurrently herewith as Exhibit 1 to this Statement on Schedule 13D.

                                   EXHIBIT H

                  COMPENSATION PLAN FOR SENIOR MANAGEMENT TEAM


Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit I to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.

                                   EXHIBIT I

           STANLEY BRAUN EMPLOYMENT AGREEMENT AND AMENDMENTS THERETO

Previously filed on September 26, 1996 with the Securities and Exchange Commission as Exhibit K to Exhibit 2 of SNIG's Statement on Schedule 13D, and incorporated herein by reference.